UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

October 2, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of CytoDyn Inc. (the “Company”) to be held at 9:30 a.m., Eastern Time, on Wednesday, November 1, 2017, at the offices of the Company’s counsel, Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068.

Matters to be presented for action at the meeting include a proposal to authorize our board of directors to effect a reverse stock split, at its discretion, and reduce the number of authorized shares of our common stock to 200,000,000, as further described in the enclosed proxy statement and a proposal to approve the adjournment of the special meeting to solicit additional proxies if there are insufficient proxies at the special meeting to approve the foregoing proposal.

We are excited about the future of our company, and we look forward to conversing with those of you who are able to attend the meeting in person. Whether or not you can attend, it is important that you sign, date, and return your proxy, or submit your proxy by telephone or Internet as instructed on the enclosed proxy card. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and vote at the meeting if you wish.

Sincerely,

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

CYTODYN INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOVEMBER 1, 2017

You are invited to attend a special meeting of stockholders (the “Special Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at the offices of the Company’s counsel, Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068, on Wednesday, November 1, 2017, at 9:30 a.m., Eastern Time.

Only stockholders of record at the close of business on September 22, 2017, will be entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof.

The Special Meeting is being held to consider and vote on the following matters:

1.	Approval of a reverse stock split at any whole number ratio between one-for-two and one-for-fifteen, as determined by our board of directors, and a simultaneous reduction in the total number of authorized shares of common stock to 200,000,000, at any time before August 24, 2018, if and as determined by our board of directors;

2.	Approval of a proposal for the adjournment of the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the foregoing proposal.

Please sign and date the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card to avoid the expense of further solicitation. If you are a stockholder of record and attend the Special Meeting, you may revoke your proxy and vote your shares in person.

The board of directors of the Company recommends that you vote “FOR” each of the proposals set forth above.

By Order of the Board of Directors

Michael D. Mulholland

Chief Financial Officer, Treasurer, and

Corporate Secretary

Vancouver, Washington

October 2, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON NOVEMBER 1, 2017:

The proxy statement for the Special Meeting is available at www.cytodyn.com.

CYTODYN INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at a special meeting of stockholders to be held on November 1, 2017 (the “Special Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on or about October 2, 2017.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,000, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

Voting. You may submit a proxy to have your shares of common stock voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. When a proxy is properly returned, the shares represented by the proxy will be voted at the Special Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present, and will be voted FOR Proposals 1 and 2. If a stockholder of record attends the Special Meeting, he or she may vote in person. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines such proposal to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s names will have the same effect as a vote against Proposal 1, but will have no effect with respect to Proposal 2.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner.

If you have additional questions, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

OUTSTANDING VOTING SECURITIES AND QUORUM

Stockholders of record as of the close of business on September 22, 2017, are entitled to one vote at the Special Meeting for each share of common stock, par value $0.001 per share (“Common Stock”), of the Company then held by each stockholder. As of that date, the Company had 156,099,574 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote constitutes a quorum at the Special Meeting. Abstentions will be considered present for purposes of determining the presence of a quorum at the Special Meeting. Broker non-votes, if any, will not be considered present for purposes of determining the presence of a quorum at the Special Meeting if the New York Stock Exchange determines both of the proposals to be “non-routine,” but will be considered present for purposes of determining the presence of a quorum at the Special Meeting if the New York Stock Exchange determines either of the proposals to be “routine.”

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware, Proposal 1 must be approved by a majority of the outstanding shares of stock of the Company entitled to vote on the proposal. Proposal 2 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document along with the exhibits attached hereto to understand the proposals fully.

•	Time and Place of Special Meeting (See cover page, Notice of Special Meeting of Stockholders): Wednesday, November 1, 2017 at 9:30 a.m., Eastern Time, at the offices of the Company’s counsel, Lowenstein Sandler LLP, at One Lowenstein Drive, Roseland, New Jersey 07068.

•	Record Date (See page 2): You can vote at the Special Meeting if you owned Common Stock of CytoDyn Inc. at the close of business on September 22, 2017.

•	Proposals to be Voted on (See Notice of Special Meeting of Stockholders): Matters to be presented for action at the meeting include a proposal to authorize the Board to effect a reverse stock split, at its discretion, and a simultaneous reduction in the number of authorized shares of Common Stock to 200,000,000, as further described in this proxy statement, and a proposal to approve the adjournment of the special meeting to solicit additional proxies if there are insufficient proxies at the special meeting to approve the foregoing proposal.

•	Reasons for the Reverse Stock Split (See pages 5 – 11): The Board believes that it is in the best interests of the Company and its stockholders to approve a reverse stock split of the Company’s outstanding Common Stock in order to grant the Board the discretionary authority to effect a reverse stock split within the ratios described herein, if the Board determines it to be appropriate, for the following reasons among others described herein:

•	The reverse stock split is necessary to support a potential listing of the Common Stock on a national securities exchange, which the Board now contemplates potentially effecting during the fourth calendar quarter of 2017, or first calendar quarter of 2018.

•	The Company’s stockholders previously approved a reverse stock split at any whole number ratio between one-for-two and one-for-ten, as determined by the Board, which was included as Proposal 3 at the annual meeting on August 24, 2017 (the “Prior Approval”); however, the Prior Approval is no longer effective, for the reasons described herein.

•	Proposal 1 seeks to reapprove a reverse stock split on similar terms to the Prior Approval, except that the maximum reverse split ratio has been increased from one-for-ten to one-for-fifteen, in order to provide additional flexibility to meet the listing criteria of the national securities exchanges described herein.

•	Like the Prior Approval, Proposal 1 also provides for a simultaneous reduction in the number of shares of Common Stock that the Company is authorized to issue to 200,000,000.

•	Recommendation of the Board (See pages 11 and 12): The Board recommends that you vote “FOR” Proposals 1 and 2.

•	Vote Required (See page 2): Pursuant to the General Corporation Law of the State of Delaware, Proposal 1 must be approved by a majority the outstanding shares of stock of the Company entitled to vote on the proposal, and Proposal 2 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal.

•	How to Vote Your Shares (See page 1): Complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope, or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card, as soon as possible, so that your shares may be represented at the Special Meeting. In order to assure that your vote is obtained, please submit your proxy even if you currently plan to attend the Special Meeting in person.

•	How to Revoke Your Proxy (See page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

•	Voting of Shares Held in “Street Name” (See page 1): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. If the New York Stock Exchange determines such proposals to be “non-routine,” failure to vote, or to instruct your broker how to vote any shares held for you in your broker’s name, will have the same effect as a vote against Proposal 1, but will have no effect with respect to Proposal 2.

•	Whom You Should Call with Questions: If you have further questions, you may contact the Company’s proxy solicitor, Alliance Advisors LLC. at:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

PROPOSAL 1

APPROVAL OF A REVERSE STOCK SPLIT

Background

Pursuant to a proposal that was approved by the Company’s stockholders as Proposal 3 at the annual meeting on August 24, 2017 (the “Prior Approval”), the Board previously had the authority to complete a reverse stock split at a ratio of any whole number between one-for-two and one-for-ten, as determined by the Board, and simultaneously reduce the total number of authorized shares of Common Stock to 200,000,000, at any time before August 24, 2018, if and as determined by the Board.

On September 7, 2017, in order to facilitate the availability of Common Stock for interim capital raising purposes, management filed with the Secretary of State of the State of Delaware an amendment to the Company’s Certificate of Incorporation (the “Prior Amendment”) to increase the total number of authorized shares of Common Stock to 375,000,000, which was approved by the Company’s stockholders as Proposal 4 at the annual meeting on August 24, 2017 (the “Increased Authorized Proposal”). As described in the proxy statement relating to the 2017 annual meeting, the Prior Approval expired upon the filing of the Prior Amendment with the Secretary of State of the State of Delaware.

By this Proposal 1, the Board is effectively requesting reapproval of its previously granted authority to complete a Reverse Stock Split, except that the maximum reverse split ratio has been increased from one-for-ten to one-for-fifteen, in order to provide additional flexibility to meet the listing criteria of the national securities exchanges described below.

General

The Board has adopted a resolution approving and recommending to the Company’s stockholders for their approval a proposal to amend its Certificate of Incorporation to effect a reverse split of outstanding shares of Common Stock within the ranges described below, with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the amendment to the Company’s Certificate of Incorporation. If the stockholders approve this Proposal 1, the Board will have the authority to decide, at any time prior August 24, 2018, whether to implement the reverse stock split and the precise ratio of the reverse stock split within the ranges described below. If the reverse stock split is implemented, pursuant to the amendment to the Company’s Certificate of Incorporation that gives effect to the reverse stock split, the total number of authorized shares of Common Stock will simultaneously be reduced to 200,000,000.

The Board is asking stockholders to approve a reverse split of the Company’s Common Stock (together with a simultaneous reduction in the number of authorized shares of Common Stock to 200,000,000) and grant to the Board the authority to set the ratio for the reverse split at any whole number ratio between one-for-two and one-for-fifteen (the “Reverse Stock Split”), or not to complete the Reverse Stock Split, as determined in the discretion of the Board at any time before August 24, 2018. If the proposal is approved by stockholders, the Board will have authority to effect the Reserve Stock Split if and at such time as it determines to be appropriate. The principal effect of the Reverse Stock Split would be to decrease the outstanding number of shares of Common Stock, while simultaneously reducing the authorized number of shares of Common Stock to 200,000,000.

The Board is asking that stockholders approve a range of exchange ratios for the Reverse Stock Split because it is not possible at this time to predict market conditions at the time the split would be implemented. If stockholders approve the proposal for the Reverse Stock Split at the Special Meeting, the Board will be authorized to implement the Reverse Stock Split at any whole number ratio between one-for-two and one-for-fifteen, or to abandon the split, as determined at the discretion of the Board. The Board will set the ratio for the Reverse Stock Split or abandon the Reverse Stock Split as it determines is advisable considering relevant market conditions at the time the Reverse Stock Split is to be implemented or abandoned.

To implement the Reverse Stock Split, the Company would, at a meeting of the Board or by written consent in lieu of a meeting, resolve to effect the Reverse Stock Split, and the number of issued and outstanding shares of Common Stock would thereby be reduced by a ratio of one share for every two, three, four, five, six, seven, eight, nine, ten, eleven, twelve, thirteen, fourteen or fifteen shares outstanding, depending on the ratio chosen by the Board. If the Board decides to implement the Reverse Stock Split, there will be a public announcement of the split ratio chosen by the Board and the Reverse Stock Split will thereafter become effective upon the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of the certificate of amendment to accomplish the Reverse Stock Split is attached to this proxy statement as Appendix A. The following discussion is qualified in its entirety by the full text of the certificate of amendment, which is incorporated herein by reference.

Purpose

The Board is proposing the Reverse Stock Split in an effort to decrease the number of shares of Common Stock outstanding and increase the market price of its shares, in anticipation of a potential listing of the Common Stock on a national securities exchange, which the Board now contemplates potentially effecting during the fourth calendar quarter of 2017 or first calendar quarter of 2018. The Board is also seeking to reduce certain administrative burdens and costs relating to the large number of shares that are currently issued and outstanding.

The primary reason for seeking to effect the Reverse Stock Split is that the Reverse Stock Split could better enable the Company to move toward an eventual listing of its Common Stock on The NASDAQ Capital Market or the NYSE MKT. The Company’s Common Stock is currently quoted on the OTCQB market. Alternative markets like the OTCQB market are generally considered to be less efficient and not as widely followed as other national securities exchanges, and the Board believes listing on a national securities exchange will help support and maintain stock liquidity and company recognition for the Company’s stockholders. The Board believes that the Reverse Stock Split will enhance the Company’s ability to obtain an initial listing on such a national securities exchange. The NASDAQ Capital Market requires, among other items, an initial bid price of least $4.00 per share and, following initial listing, maintenance of a continued price of at least $1.00 per share. The NYSE MKT requires, among other items, an initial bid price of at least $2.00 per share. As of September 29, 2017, the closing stock price of Common Stock was $0.6045, and the 52-week high price was $0.84. Reducing the number of outstanding shares of the Common Stock should, absent other factors, increase the per share market price of the Common Stock, helping the Company move toward satisfying the minimum bid price listing standards of such national securities exchanges; although the Company cannot provide any assurance that the minimum bid price would continue to be achieved following any Reverse Stock Split.

The U.S. Securities and Exchange Commission (the “SEC”) has rules governing “penny stock” that impose additional burdens on broker-dealers trading in stock priced at or below $5.00 per share, unless listed on certain securities exchanges. These rules require that any broker-dealer who recommends the Company’s securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s securities, which could be limiting the market price and liquidity of the Common Stock.

In addition, certain brokerage firms have internal practices and policies that discourage individual brokers from dealing in stocks trading below a particular dollar level. Further, since the brokerage commissions on stock with a low trading price generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in stocks with a low trading price pay transaction costs (commissions, markups, or markdowns)

at a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase Common Stock. The Board also believes that certain institutional investors, such as mutual funds or pension plans, have policies or procedures that discourage or prohibit acquisitions of shares priced at less than $5.00 per share, making shares of Common Stock less attractive. Each of these factors could weaken the market for the Company’s Common Stock.

Reducing the number of outstanding shares of Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of Common Stock. However, other factors, such as financial results and market conditions, may adversely affect the market price of Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of Common Stock will increase proportionately following the Reverse Stock Split, or that the market price of Common Stock will not decrease in the future. Accordingly, the total market capitalization of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Additionally, if implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock, particularly as the ratio for the Reverse Stock Split increases. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

In connection with the Reverse Stock Split, the Board will reduce the number of authorized shares of Common Stock to 200,000,000 shares. Following the Reverse Stock Split, any Common Stock authorized and unreserved for issuance will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, conversion of debt into equity, exercise of stock options or other corporate purposes, and any such issuances may be dilutive to current stockholders.

Other than as disclosed in this proxy statement, the Company has no other specific plans, arrangements or understandings regarding the issuance of shares of Common Stock that may become available for issuance as a result of implementation of the Reverse Stock Split if Proposal 1 is approved by the Company’s stockholders at the Special Meeting.

Effects of the Reverse Stock Split

To implement the Reverse Stock Split, the Company would, at a meeting of the Board or by written consent in lieu of a meeting, resolve to effect the Reverse Stock Split, select the reverse split ratio and publicly announce the reverse split ratio. Thereafter, the Company would file the certificate of amendment with the Secretary of State of the State of Delaware and, upon such amendment becoming effective, and without further action on the part of the Company’s stockholders, the shares of Common Stock held by stockholders of record as of the effective time of such amendment would be converted into the number of shares of Common Stock (the “New Common Stock”) calculated based on the reverse split ratio determined and approved by the Board and publicly announced before the filing of the amendment. The Company will issue cash in lieu of any fractional shares left after the Reverse Stock Split has been effected.

For example, if a stockholder presently holds 100 shares of Common Stock, he or she would hold 50 shares of New Common Stock following a one-for-two split, 33 shares following a one-for-three split, 25 shares following a one-for-four split, 20 shares following a one-for-five split, 16 shares following a one-for-six split, 14 shares following a one-for-seven split, 12 shares following a one-for-eight split, 11 shares following a none-for-nine split, 10 shares following a one-for-ten split, 9 shares following a one-for-eleven split, 8 shares following a one-for-twelve split, 7 shares following a one-for-thirteen split or a one-for-fourteen split or 6 shares following a one-for-fifteen split. No fractional shares or script would be issued. Each stockholder who would otherwise be entitled to a fraction of a share would receive a cash payment for such share based on the average closing price of a share of Common Stock on the OTCQB of the OTC Markets marketplace, or such other securities quotation system or trading market on which the Common Stock it is quoted or listed for trading (as determined in good faith by the Board), for the five trading days immediately preceding (but not including) the effective date of the Reverse Stock Split.

The following table contains approximate information relating to the Company’s Common Stock based upon the number of authorized shares of Common Stock set forth in the Company’s Certificate of Incorporation, as amended, on file with the Secretary of State of the State of Delaware if the Reverse Stock Split is implemented at a ratio of (i) one-for-two, (ii) one-for-five, (iii) one-for-ten and (iv) one-for-fifteen, in each case based on share information as of close of business on September 29, 2017:

	Shares Issued and Outstanding(1)	Shares Authorized and Reserved for Issuance(1)(2)	Shares Authorized and Unreserved for Issuance(1)	Total Authorized(1)
As of September 29, 2017	156,099,574	97,631,466	121,268,960	375,000,000
1-for-2 Reverse Split	78,049,787	48,815,733	73,134,480	200,000,000
1-for-5 Reverse Split	31,219,914	19,526,293	149,253,793	200,000,000
1-for-10 Reverse Split	15,609,957	9,763,146	174,626,897	200,000,000
1-for-15 Reverse Split	10,406,638	6,508,764	183,084,598	200,000,000

(1)	These estimates do not reflect the potential effects of cashing out of fractional shares that may result from the Reverse Stock Split.
(2)	Includes (i) 72,237,170 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.85 as of September 29, 2017; (ii) 10,227,281shares issuable upon the exercise of outstanding options under the 2004 Stock Incentive Plan and under the 2012 Equity Incentive Plan, at a weighted average exercise price of $0.90, as of September 29, 2017; (iii) 5,693,807 shares reserved for future issuance under the 2012 Equity Incentive Plan; (iv) 8,051,324 shares reserved for the conversion of convertible notes and 144,895 shares for interest on such convertible notes, which may be paid in Common Stock rather than cash; and (v) 1,276,989 shares reserved for future issuance upon the conversion of 921,000 shares outstanding of Series B Convertible Preferred Stock, with a conversion ratio of one share of Series B for 10 shares of Common Stock, plus undeclared dividends thereon in the form of Common Stock. Does not include any shares of Common Stock issuable upon the exercise or conversion of securities that may have been issued since September 29, 2017.

All outstanding stock options, warrants and convertible securities will be adjusted to reduce the number of shares to be issued upon exercise or conversion of such options, warrants or convertible securities, and increase the exercise or conversion price thereof, proportionately. Accordingly, following the Reverse Stock Split, the 1,276,989 shares underlying the outstanding Series B Convertible Preferred Stock will be convertible into a proportionately fewer number of shares of Common Stock. Also, the Company has a total of 15,000,000 shares authorized for issuance under its 2012 Equity Incentive Plan (the “Plan”), of which 5,693,807 shares remain available for future awards. When the reverse split becomes effective, the number of shares reserved for issuance under the 2012 Equity Incentive Plan will be proportionately decreased as well.

As of September 29, 2017, there were approximately 550 holders of record of Common Stock (although there are significantly more beneficial holders). The Company does not expect the Reverse Stock Split to result in a significant reduction in the number of record holders.

Board Discretion to Implement the Reverse Stock Split

If this proposal is approved by the stockholders, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that a reverse stock split (at a ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. The Board’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Common Stock, prevailing market conditions, the likely effect on the market price of the Common Stock, the Company’s ability to obtain an initial listing on a national securities exchange and the recent trading history of the Common Stock.

Exchange of Stock Certificates; Fractional Shares

As soon as practicable after the effective time of the Reverse Stock Split, the Company, or its transfer agent, will send a letter to each stockholder of record for use in transmitting certificates representing shares of Common Stock (“Old Certificates”) to the Company’s transfer agent, Computershare (the “Exchange Agent”). The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock and a cash payment in lieu of any fractional share. No new certificates will be issued to a stockholder until such Old Certificates are surrendered, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding stock certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. All expenses of the exchange of certificates will be borne by the Company.

The Company intends to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial or “street name” holders. However, these banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares. Stockholders holding shares of Common Stock with a bank, broker or other nominee should contact their bank, broker or other nominee with any questions in this regard.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposed amendment to the Company’s Certificate of Incorporation to effect the Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

No Going Private Transaction

Notwithstanding the change in the number of outstanding shares following the Reverse Stock Split, this transaction is not the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of the Company’s officers and directors have an interest in Proposal 1, as a result of their ownership of shares of Common Stock. However, we do not believe that such officers or directors have interests in Proposal 1 that are different from or greater than those of any other stockholders.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed federal income tax regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Common Stock. The Company has not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Stock Split.

This discussion is limited to holders that hold Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	persons that are not U.S. Holders (as defined below);

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS OF COMMON STOCK ARE STRONGLY URGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE REVERSE STOCK SPLIT IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX LAW.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of Common Stock surrendered and such U.S. Holder’s holding period in the shares of Common Stock received should include the holding period in the shares of Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Common Stock surrendered to the shares of Common Stock received pursuant to the Reverse Stock Split. Holders of shares of Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

In general, a U.S. Holder that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize gain or loss based upon the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered that is allocated to such fractional share as set forth above, as if such fractional shares were distributed as part of the Reverse Stock Split and then redeemed, subject to the provisions and limitations of section 302 of the Code (including, without limitation, certain attribution rules that could result in the cash payment being treated as a dividend). The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the effective time of the Reverse Stock Split.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to holders who receive cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 or (2) any holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Approval Required

Pursuant to the General Corporation Law of the State of Delaware, this proposal must be approved by the affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the proposal. Shares that are not represented at the Special Meeting, and abstentions and broker non-votes, if applicable, with respect to this proposal, will have the same practical effect as a vote against this proposal.

The Board recommends that stockholders vote “FOR” the proposal to approve the Reverse Stock Split at any whole number ratio between one-for-two and one-for-fifteen, as determined by the Board, including the simultaneous reduction in the total number of authorized shares of Common Stock to 200,000,000, at any time before August 24, 2018, if and as determined by the Board.

Notwithstanding Stockholder approval of Proposal 1, the Board may abandon Proposal 1 without further stockholder action.

PROPOSAL 2

APPROVAL THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL

PROXIES

Adjournment of the Special Meeting

In the event that the number of shares of Common Stock present in person or represented by proxy at the Special Meeting and voting “FOR” the adoption of the Reverse Stock Split is insufficient to adopt the Reverse Stock Split, we may move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in favor of the adoption of the Reverse Stock Split. In that event, we will ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

If a quorum is present, approval of the proposal to adjourn the Special Meeting to a later date requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Assuming a quorum is present, abstentions and broker non-votes, if applicable, with respect to this proposal will not be counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to this adjournment proposal.

The Board recommends that stockholders vote “FOR” the proposal to adjourn the Special Meeting to solicit additional proxies, if there are insufficient proxies at the Special Meeting to approve the Reverse Stock Split.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Warren Averett, LLC (“Warren Averett”) was the Company’s independent registered public accounting firm with respect to its audited financial statements for the fiscal year ended May 31, 2017. Representatives of Warren Averett are not expected to be present at the Special Meeting.

OTHER MATTERS

Management is not aware of any matters to be brought before the Special Meeting other than those discussed above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, Attn.: Secretary, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2018

For the 2018 annual meeting of stockholders, pursuant to the Company’s Bylaws, a proposal to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received between April 26, 2018 and May 26, 2018, inclusive; provided that, if the 2018 annual meeting is not first convened between July 25, 2018 and October 23, 2018, inclusive, then the notice must be delivered prior to the later of (x) the ninetieth day prior to the meeting date or (y) the tenth day following the first public announcement of the meeting date.

In order to be eligible for inclusion in the proxy materials of the Company for the 2018 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must be received by March 22, 2018. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. In addition, if the Company receives notice of a stockholder proposal after June 5, 2018, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

Any proposals to take action at the 2018 annual meeting of stockholders should be addressed to Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a fee of $7,000, plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify Alliance Advisors LLC against certain claims.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding the Company and other issuers that file electronically with the SEC at www.sec.gov. The Company’s proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Stockholders may also read and copy materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this Proxy Statement documents it files with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that the Company filed with the SEC as specified below will update and supersede that information. Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Company incorporates by reference the following filing:

•	the Company’s Annual Report on Form 10-K , as amended, for the fiscal year ended May 31, 2017, filed with the SEC on July 20, 2017, as amended on July 27, 2017;

•	the Company’s Proxy Statement on Schedule 14A filed with the SEC on July 24, 2017; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on June 2, 2017, June 22, 2017, July 7, 2017, July 14, 2017, July 31, 2017, August 9, 2017 (except as to any portion deemed furnished and not filed), August 21, 2017 (except as to any portion deemed furnished and not filed), August 25, 2017, September 6, 2017 and September 8, 2017.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, by first class mail or other equally prompt means and within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

October 2, 2017	CYTODYN INC.

If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003

(855) 973-0093

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 12, 2015 (as amended, the “Certificate of Incorporation”).

2.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph under Article IV and replacing such paragraph with the following two paragraphs:

“Effective at the effective time of this Certificate of Amendment (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two (2) to fifteen (15) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, the exact ratio within the two to fifteen range to be determined by the Board of Directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to cash payment, based on the average closing price of a share of Common Stock on the OTCQB of the OTC Markets marketplace, or such other securities market on which the Common Stock is quoted or listed for trading (as determined in good faith by the Board of Directors), for the five trading days immediately preceding (but not including) the date of the Effective Time, for each fractional share of Common Stock that would have been issued to such person. Effective upon the Effective Time, the total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Five Million (205,000,000), of which (i) Two Hundred Million (200,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).

“Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective at 4:01 p.m. (Eastern Time) on [ ], 201[ ].

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [            ] day of [            ], 20[            ].

CYTODYN INC.

By:
Name:

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 1, 2017.

Vote by Internet • Go to www.investorvote.com/CYDY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

A	Proposals — The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2.

For	Against	Abstain		For	Against	Abstain

1. Approval of a reverse stock split at any whole number ratio between one-for-two and one-for-fifteen, as determined by our board of directors, and a simultaneous reduction in the total number of authorized shares of common stock to 200,000,000, at any time before August 24, 2018, if and as determined by our board of directors

☐	☐	☐	2. Adjournment of the Special Meeting	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                                     02OQ2B

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CYTODYN INC.	+

2017 SPECIAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc.

The undersigned hereby appoints Anthony D. Caracciolo and Nader Z. Pourhassan as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on September 22, 2017, at the special meeting of stockholders to be held on November 1, 2017, at 9:30 a.m., Eastern Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is provided, the proxies named above will vote FOR Proposals 1 and 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return the proxy using the enclosed envelope.

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+